Exhibit 10.8

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

SHARE PURCHASE AGREEMENT

Made as of December 18, 2014

TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.1	General Definitions	1
1.2	Headings, etc.	7
1.3	Number, etc.	7
1.4	Currency	7
1.5	Accounting Principles	7
1.6	Additional Rules of Interpretation	7
1.7	Knowledge	8
1.8	Schedules	8
1.9	Taxes	8
Article 2 PURCHASE AND SALE		8
2.1	Agreement of Purchase and Sale	8
2.2	Purchase Price	8
2.3	Payment of Purchase Price	8
2.4	Determination and Payment of Royalty Amounts	9
2.5	Anniversary Payments	11
2.6	Manner of Payments	11
2.7	Termination	11
Article 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND RELATING TO THE CORPORATION		12
3.1	Seller’s Representations and Warranties	12
3.2	Representations and Warranties relating to the Corporation	13
3.3	Non-Waiver	18
Article 4 PURCHASER’S REPRESENTATIONS AND WARRANTIES		19
4.1	Purchaser’s Representations and Warranties	19
4.2	Non-Waiver	20
Article 5 INDEMNIFICATION		20
5.1	Non-Merger and Exclusive Remedy	20
5.2	Indemnification by Seller	20
5.3	Indemnification by the Purchaser	20
5.4	Time Limitations	21
5.5	Limitations on Amount	22
5.6	Limited Recourse	22
5.7	Notice of Third Party Claims	22
5.8	Defence of Third Party Claims	22
5.9	Assistance for Third Party Claims	23
5.10	Settlement of Third Party Claims	23
5.11	Direct Claims	23
5.12	Failure to Give Timely Notice	24
5.13	Set-off	24
5.14	Reductions and Subrogation	24
5.15	Tax Effect	24
5.16	Additional Rules and Procedures	24
Article 6 CLOSING ARRANGEMENTS		25
6.1	Date, Place and Time of Closing	25
6.2	Closing Deliveries of the Seller	25
6.3	Closing Deliveries of the Purchaser	26

Article 7 GENERAL		26
7.1	Further Assurances	26
7.2	Costs and Expenses	26
7.3	Public Announcements	26
7.4	Assignment	26
7.5	Notices	27
7.6	Governing Law	28
7.7	Benefit of Agreement	28
7.8	Amendment and Waiver	28
7.9	Entire Agreement	28
7.10	Severability	28
7.11	Counterparts and Execution by Electronic Means	29

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of the 18th day of December, 2014 between 7329563 Canada Inc. (the “Seller”), a corporation incorporated under the Canada Business Corporations Act, and Advanced Accelerator Applications International S.A. (the “Purchaser”), a corporation incorporated under the laws of Switzerland and Advanced Accelerator Applications S.A. (“Parent”), a corporation incorporated under the laws of France.

RECITALS:

WHEREAS Atreus Pharmaceuticals Corporation (the “Corporation”) is a corporation incorporated under the Canada Business Corporations Act;

AND WHEREAS the Seller is the owner of 499 Common Shares in capital of the Corporation (the “Purchased Shares”);

AND WHEREAS members of the Purchaser Group (as hereinafter defined) are the owners of 501 Common Shares in the capital of the Corporation;

AND WHEREAS the Seller wishes to sell and the Buyer wishes to buy from the Seller the Purchased Shares;

AND WHEREAS the Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained the Parties hereto covenant and agree as follows:

Article 1
INTERPRETATION

1.1	General Definitions

In this Agreement (including the recitals hereto), unless something in the subject matter or context is inconsistent therewith, the following terms have the following meanings:

(a)	“Accounting Firm” has the meaning set forth in Section 2.4(c);

(b)	“Affiliate” has the meaning given to that term in the Canada Business Corporations Act;

(c)	“Agreement” means this agreement and all Schedules annexed hereto, as amended from time to time;

(d)	“Annexin” means all forms of annexin developed and marketed by the Corporation or, from and after the date hereof, any other member of the Purchaser Group from time to time;

(e)	“Annexin Sales” shall mean, with respect to the applicable period, all gross revenue actually received by the Corporation and the Purchaser Group

(determined on a consolidated basis) from Annexin, determined in accordance with IFRS, but shall not include the following items (to the extent that they pertain to the making, using, importing or selling of Annexin, are otherwise included in gross revenue, and are separately billed):

(i)	import, export, excise and sales taxes, and custom duties;

(ii)	costs of insurance, packing and transportation from the place of manufacture to the customer's premises; and

(iii)	credit for returns, allowances or trades;

(f)	“Anniversary Payment” has the meaning set forth in Section 2.5;

(g)	“Annual Financial Statements” means the unaudited financial statements of the Corporation as, at and for the financial year ended December 31, 2013, a copy of which are attached hereto as Schedule “A”;

(h)	“Annual Royalty Amount” has the meaning set forth in Section 2.4(c);

(i)	“Approval Date” means the earlier of the First Milestone Approval Date and the Second Milestone Approval Date;

(j)	“Benefit Plan” means any plan providing for profit sharing, deferred compensation, incentives, health, dental, welfare, bonuses, retirement, unemployment compensation, insurance, severance, sick leave or vacation, or any other employee benefit plan of a similar nature, that is sponsored or maintained by or contributed to or required to be contributed to by the Corporation for the benefit of any of its employees, former employees or beneficiaries of any of them, whether or not insured (except, that, the term “Benefit Plan” shall not include any statutory plans with which the Corporation is required to comply, including the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and insurance or employment insurance legislation);

(k)	“Business” when used in relation to the Corporation means the business of developing and selling Annexin-based imaging agents;

(l)	“Business Day” means any day except Saturday, Sunday or any statutory holiday in the Province of Ontario;

(m)	“Claim” means any act, omission or state of facts, and any legal proceeding, assessment, judgment, settlement or compromise relating thereto, which may give rise to a right to indemnification under Article 5;

(n)	“Closing Date” means the date hereof;

(o)	“Closing Date Payment” means CHF 318,955;

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(p)	“Closing Time” means 1:00 p.m. in the City of Ottawa on the Closing Date or such other time on the Closing Date as the Parties may agree in writing that the Closing will take place;

(q)	“Contract” means any written, oral, implied or other agreement, contract, understanding, instrument, note, guarantee, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, commitment, covenant, assurance or undertaking of any nature;

(r)	“Corporation” has the meaning set forth in the recitals;

(s)	“Defending Party” has the meaning set forth in Section 5.9;

(t)	“Direct Claim” has the meaning set forth in Section 5.11;

(u)	“Disclosure Schedule” means the schedule of exceptions annexed hereto as Schedule “C”;

(v)	“EMA” means the European Medicines Agency;

(w)	“Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, restrictive covenant, assignment by way of security, security interest of any nature, servitude, pledge, hypothecation, security agreement, title retention agreement, right of occupation, option or privilege or any agreement to create any of the foregoing;

(x)	“FDA” means the U.S. Food and Drug Administration;

(y)	“Final Fiscal Year” has the meaning set forth in Section 2.4(c);

(z)	“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements;

(aa)	“First Milestone Amount” has the meaning set forth in Section 2.3(b);

(bb)	“First Milestone Approval Date” means the date upon which the Corporation satisfies the First Milestone Condition;

(cc)	“First Milestone Condition” means the Corporation obtaining first indication market approval for Annexin in the United States by the FDA;

(dd)	“Fourth Milestone Amount” has the meaning set forth in Section 2.3(e);

(ee)	“Fourth Milestone Condition” means the Corporation obtaining second indication market approval for Annexin across Europe by the EMA;

(ff)	“Fundamental Representations” has the meaning set forth in Section 5.4(b)(i);

(gg)	“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial or municipal; and any governmental agency,

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ministry, department, Tribunal, commission, bureau, board or other similar instrumentality;

(hh)	“IFRS” means International Financial Reporting Standards in effect at the applicable date of determination;

(ii)	“Income Tax Act” means, collectively, the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 2 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended from time to time;

(jj)	“Indemnitee” means any Party entitled to indemnification under Article 5 of this Agreement;

(kk)	“Indemnitor” means any Party obligated to provide indemnification under Article 5 of this Agreement;

(ll)	“Indemnity Payment” has the meaning set forth in Section 5.14;

(mm)	“Initial Royalty Amount” has the meaning set forth in Section 2.4(b)(i);

(nn)	“Insiders” of a corporation means directors, officers, holders of more than 5% of the corporation’s shares, or employees of the corporation, or any other person not dealing at arm’s length (as such term is defined in the Income Tax Act) with the corporation or any Affiliate or associate (as such terms is defined in the Canada Business Corporations Act) of any of the foregoing;

(oo)	“Intellectual Property” means any and all of the following and all proprietary, intellectual property and other rights in, arising out of or associated with:

(i)          all patents and utility models and applications therefor (including without limitation provisionals) and all equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation, invention disclosures;

(ii)         all registered and unregistered trade-marks, service marks, trade names, trade dress, logos, business, corporate and product names and slogans and registrations and applications for registration thereof (including intent-to-use applications);

(iii)        all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith;

(iv)        all maskworks, maskwork registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topologies;

(v)         all design patents, design registrations, pending patent and design applications and rights to file applications for the designs,

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including all rights of priority and rights in continuations, continuations-in-part, divisions, reexaminations, reissues and other derivative applications and patents; and

(vi)        all Internet or World Wide Web addresses, domain names and sites and applications and registrations therefor;

(pp)	“Interim Financial Statements” means the unaudited interim financial statements of the Corporation as, at and for the period ending September 30, 2014; provided that if Closing has not occurred by January 15, 2015, the Interim Financial Statements will be prepared as, at and for the period ending December 31, 2014, a copy of which are attached hereto as Schedule “B”;

(qq)	“Interim Financial Statement Date” means the date of the Interim Financial Statements;

(rr)	“Investment Date” means February 12, 2010, being the effective date of a purchase agreement by and among the Corporation, the Seller, the Parent and other parties;

(ss)	“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any legal proceeding, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith;

(tt)	“Material Adverse Change” in relation to the Corporation means a change in the business, operations, capital, properties, assets, prospects or condition, financial or otherwise, of the Corporation that materially and adversely affects or could reasonably be expected to have a material and adverse effect on the Corporation, the Business or the value of the securities of the Corporation;

(uu)	“Milestone Amounts” means collectively, the First Milestone Amount, the Second Milestone Amount, the Third Milestone Amount and the Fourth Milestone Amount;

(vv)	“Notice Period” has the meaning set forth in Section 5.8;

(ww)	“Parties” means the Purchaser and the Seller collectively, and “Party” means any one of them;

(xx)	“Purchase Price” has the meaning set forth in Section 2.2;

(yy)	“Purchased Shares” has the meaning set forth in the recitals;

(zz)	“Purchaser” has the meaning set forth in the preamble;

(aaa)	“Purchaser Group” means the Purchaser and its Affiliates;

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(bbb)	“Royalty Amount” has the meaning set forth in Section 2.4;

(ccc)	“Royalty Period End Date” means the tenth (10th) anniversary of the later of the First Milestone Approval Date and the Second Milestone Approval Date;

(ddd)	“Royalty Report” has the meaning set forth in Section 2.4(c);

(eee)	“Second Milestone Amount” has the meaning set forth in Section 2.3(c);

(fff)	“Second Milestone Approval Date” means the date upon which the Corporation satisfies the Second Milestone Condition;

(ggg)	“Second Milestone Condition” means the Corporation obtaining first indication market approval for Annexin across Europe by the EMA;

(hhh)	“Seller” has the meaning set forth in the preamble;

(iii)	“Shareholders Agreement” has the meaning set forth in Section 6.2(f);

(jjj)	“Stanford Agreement” means the License Agreement effective June 1, 2008 between the Board of Trustees of the Leland Stanford Junior University and the Corporation, as amended by Amendment No. 1 effective as of December 17, 2009, as further amended by Amendment No. 2 effective as of August 17, 2010 and as further amended by Amendment No. 3 effective as of November 20, 2013 between the same parties;

(kkk)	“Subsequent Royalty Amount” has the meaning set forth in Section 2.4(b)(ii);

(lll)	“Tax Legislation” means collectively, the Income Tax Act, the United States Internal Revenue Code of 1986, as amended, and all federal, provincial, state, municipal, county, territorial or other tax statutes including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders and decrees of any jurisdiction;

(mmm)	“Tax Returns” means all reports, elections, returns and other documents required to be filed under the provisions of any applicable Tax Legislation and any tax forms required to be filed, whether in connection with a tax return or not, under any provisions of any applicable Tax Legislation;

(nnn)	“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith;

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(ooo)	“Third Milestone Amount” has the meaning set forth in Section 2.3(d);

(ppp)	“Third Milestone Condition” means the Corporation obtaining second indication market approval for Annexin in the United States by the FDA;

(qqq)	“Third Party Claim” has the meaning set forth in Section 5.6;

(rrr)	“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel and any other Governmental Authority, stock exchange, professional or business organization or association or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers.

1.2	Headings, etc.

The division of this Agreement into Articles, Sections, subsections, paragraphs, subparagraphs and clauses and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, subsection, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.

1.3	Number, etc.

Words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neutral genders and vice versa.

1.4	Currency

Unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol “CHF”, refer to Swiss Francs.

1.5	Accounting Principles

Wherever in this Agreement reference is made to “generally accepted accounting principles” or “GAAP”, such reference shall be to the generally accepted accounting principles in effect in Canada at the date of determination as recommended in Part II – Accounting Standards for Private Enterprises of the Handbook of Chartered Professional Accountants of Canada and consistently applied.

1.6	Additional Rules of Interpretation

(a)	Persons - Unless the context otherwise requires, references in this Agreement to a “person” are to be broadly interpreted and shall include an individual (whether acting as an executor, administrator, legal representative or otherwise), body corporate, unlimited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated association, unincorporated syndicate, any Governmental Authority and any other legal or business entity.

(b)	Trade Meanings - Unless otherwise defined herein, words or abbreviations that have well-known trade meanings are used herein with those meanings.

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1.7	Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by a Party to its knowledge or is otherwise expressed to be limited in scope to matters known to such Party or of which such Party is aware, it shall mean such knowledge as is actually known to the officers or employees of such Party who have overall responsibility for or knowledge of the matters relevant to such statement, and such Party hereby confirms that it has made reasonable inquiries of such officers and employees.

1.8	Schedules

The following are the Schedules annexed hereto and incorporated in this Agreement by reference and deemed to be part hereof:

Schedule “A”	-	Annual Financial Statements
Schedule “B”	-	Interim Financial Statements
Schedule “C”	-	Disclosure Schedule

1.9	Taxes

Subject to any taxes required to be withheld by the Purchaser, in accordance with applicable laws, from the Purchase Price Payments to be made hereunder, the Purchaser shall not deduct any non-Canadian taxes from the Purchase Price payments hereunder due to the Seller.

Article 2
PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing Time the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Purchased Shares.

2.2	Purchase Price

The aggregate consideration to be paid for the Purchased Shares (the “Purchase Price”) shall be an amount equal to (i) the Closing Date Payment, plus (ii) the aggregate of all Anniversary Payments (if any) made pursuant to Section 2.5, plus (iii) the Milestone Amounts (if any), plus (iv) the Initial Royalty Amount (if any), plus (v) the Subsequent Royalty Amount (if any).

2.3	Payment of Purchase Price

The Purchaser shall pay and satisfy the Purchase Price as follows:

(a)	at the Closing Time, the Purchaser shall pay to the Seller the Closing Date Payment;

(b)	within ten (10) Business Days of the satisfaction of the First Milestone Condition by the Corporation, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to such payment, an amount equal to CHF

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387,303 less the aggregate of the Closing Date Payment and any Anniversary Payments previously paid by the Purchaser to the Seller and not previously deducted from the payment of the Second Milestone Amount (the “First Milestone Amount”);

(c)	within ten (10) Business Days of the satisfaction of the Second Milestone Condition by the Corporation, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to such payment, an amount equal to CHF 387,303 less the aggregate of the Closing Date Payment and any Anniversary Payments previously paid by the Purchaser to the Seller and not previously deducted from the payment of the First Milestone Amount (the “Second Milestone Amount”);

(d)	within ten (10) Business Days of the satisfaction of the Third Milestone Condition by the Corporation, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to such payment, an amount equal to CHF 592,345 less the aggregate of the Closing Date Payment and any Anniversary Payments previously paid by the Purchaser to the Seller and not previously deducted from the payment of the First Milestone Amount and/or the Second Milestone Amount and/or the Fourth Milestone Amount (the “Third Milestone Amount”);

(e)	within ten (10) Business Days of the satisfaction of the Fourth Milestone Condition by the Corporation, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to such payment, an amount equal to CHF 592,345 less the aggregate of the Closing Date Payment and any Anniversary Payments previously paid by the Purchaser to the Seller and not previously deducted from the payment of the First Milestone Amount, the Second Milestone Amount and/or the Third Milestone Amount (the “Fourth Milestone Amount”);

(f)	the Purchaser shall pay to the Seller, in accordance with Section 2.4, the Initial Royalty Amount, if any, less the aggregate of any Anniversary Payments previously paid by the Purchaser to the Seller and not deducted from the payment of the Milestone Amounts; and

(g)	the Purchaser shall pay to the Seller, in accordance with Section 2.4, the Subsequent Royalty Amount, if any, less the aggregate of any Anniversary Payments previously paid by the Purchaser to the Seller and not deducted from the payment of the Milestone Amounts.

2.4	Determination and Payment of Royalty Amounts

The Purchaser shall make payment to the Seller in an aggregate amount (the “Royalty Amount”), calculated, if any, as follows:

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(a)	Following the Approval Date, the Purchaser shall determine the amount, if any, of the Royalty Amount, based on the cumulative Annexin Sales as follows:

(i)	the Purchaser shall pay a royalty to the Seller on all Annexin Sales in the United States of America from the First Milestone Approval Date until the tenth (10th) anniversary of the First Milestone Approval Date;

(ii)	the Purchaser shall pay a royalty to the Seller on all Annexin Sales in Europe from the Second Milestone Date until the tenth (10th) anniversary of the Second Milestone Approval Date; and

(iii)	the Purchaser shall pay a royalty to the Seller on all Annexin Sales worldwide (excluding the United States and the European Union) from the Approval Date to the tenth (10th) anniversary of the Approval Date.

(b)	The Royalty Amount shall be equal to:

(i)	an amount equal to [*]% of the first cumulative CHF 91.13 million of Annexin Sales, determined in accordance with Section 2.3(a), following the Approval Date, to a maximum of CHF [*] (the “Initial Royalty Amount”); plus

(ii)	an amount equal to [*]% of all Annexin Sales, determined in accordance with Section 2.3(a), in excess of CHF 91.13 million in aggregate, if any, until the Royalty Period End Date (the “Subsequent Royalty Amount”).

(c)	Within ninety (90) days of the end of each fiscal year of the Corporation, commencing with the fiscal year in which the Approval Date occurs and ending with the fiscal year in which the Royalty Period End Date occurs (the “Final Fiscal Year”), the Purchaser shall provide the Seller with a report setting forth the number, description and aggregate Annexin Sales during the most recently completed fiscal year of the Corporation, or in the case of the Final Fiscal Year the Annexin Sales from January 1 of the Final Fiscal Year to the Royalty Period End Date (in each case a “Royalty Report”) for purposes of establishing any amounts to be paid in accordance with this Section 2.4, together with an amount equal to the Purchaser’s determination of the amount of the Royalty Amount to be paid for the particular fiscal year (the “Annual Royalty Amount”). The Purchaser shall cause the Corporation and any other member of the Purchaser Group to maintain its records relating to its determination of an Annual Royalty Amount for a period of three years from the date of the applicable Royalty Report.

(d)	In the event the Seller objects to the Annual Royalty Amount, the Seller shall deliver written notice of such objection to Purchaser within thirty (30) days of the Seller’s receipt of a Royalty Report. If the Seller does not notify the Purchaser of any dispute within such thirty (30) day period, the Annual Royalty Amount set forth in the Royalty Report shall be deemed to binding on the Parties. The Seller and the Purchaser shall attempt in good faith to resolve any such dispute as promptly as practicable. If the Seller and Purchaser are unable to resolve any dispute regarding the calculation of the Annual Royalty Amount

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within ten (10) days (or such longer period as the Purchaser and the Seller shall mutually agree in writing) of the Seller’s notice of a dispute, the Parties shall engage a mutually agreeable nationally-recognized accounting firm (the “Accounting Firm”) to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Accounting Firm shall deliver a statement setting forth its own calculation of the Annual Royalty Amount (determined in accordance with this Agreement) to the Parties within thirty (30) days of the submission of the matter to such firm. The fees and expenses of the Accounting Firm in resolving such dispute shall be borne by the Seller, unless the Accounting Firm determination of the Annual Royalty Amount is greater than 105% of the Purchaser’s determination of the Annual Royalty Amount, in which case the fees and expenses of the Accounting Firm shall be borne by the Purchaser.

(e)	Within ten (10) Business Days after the final determination of an Annual Royalty Amount in accordance with Section 2.4(d) the Purchaser shall pay to the Seller the excess of the Annual Royalty Amount as finally determined over the payment made in Section 2.4(c), if any, or the Seller shall pay to the Purchaser the excess of the payment made in Section 2.4(c) over the Annual Royalty Amount as finally determined, if any, as the case may be, by wire transfer of immediately available funds to an account designated in writing by the payee at least two (2) Business Days prior to such payment.

2.5	Anniversary Payments

On each anniversary of the Closing Date and prior to the Approval Date, the Purchaser shall pay the Seller an amount equal to CHF 318,955 (each such payment being an “Anniversary Payment”).

2.6	Manner of Payments

All payments required to be made by the Purchaser to or to the order of the Seller under this Article 2 shall be made in Swiss Francs.

2.7	Termination

If the Purchaser Group abandons the development and marketing of Annexin and provides written evidence of such abandonment, this Agreement may be terminated at any time thereafter, in the sole and absolute discretion of the Purchaser, by providing thirty (30) days’ prior written notice to the Seller. In the event that the Purchaser exercises its right to terminate this Agreement the Parties will be discharged from any further obligations under this Agreement except that:

(a)	all Purchase Price payments due to the date of termination shall become immediately due and payable by the Purchaser to the Seller; provided that if the Approval Date has not yet occurred when this Agreement is terminated the Purchaser shall not be required to pay a pro rata amount of the upcoming Anniversary Payment;

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(b)	the Purchaser shall cause the Corporation to use its commercially reasonable efforts to assign all of its rights and obligations under the Stanford Agreement to the Seller;

(c)	the Purchaser shall cause the Corporation to deliver all materials, regulatory documents, protocols and any other property of the Corporation pertaining to the development of Annexin to the Seller and all Intellectual Property of the Corporation or the Purchaser Group pertaining to Annexin; and

(d)	each Party’s respective obligations under Section 7.2 and Section 7.3 will continue indefinitely.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND RELATING TO THE CORPORATION

3.1	Seller’s Representations and Warranties

The Seller represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated herein, including, without limitation, the purchase of the Purchased Shares:

(a)	Incorporation of the Seller.

The Seller is duly incorporated, organized and subsisting under the laws of Canada . No proceedings have been taken or authorized by the Seller or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Seller or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Seller nor, to the knowledge of the Seller, have any such proceedings been threatened by any other person.

(b)	Authorization of Transaction by Seller.

The Seller has the corporate power, authority and capacity to execute and deliver this Agreement, to hold the Purchased Shares and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary action on behalf of the Seller and this Agreement has been duly and validly executed and delivered by the Seller and is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. There is no litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding, including any appeal or review and any application for same, in progress, pending, or, to the knowledge of the Seller, threatened against or affecting the Seller or affecting the title of the Seller to any of the Purchased Shares at law or in equity or before or by any Tribunal and, to the knowledge of the Seller, there are no grounds on which any such legal proceeding might be commenced with any reasonable likelihood of success nor is there any order outstanding against or affecting the Seller which, in any such case, affects adversely or might affect adversely the ability of the Seller to enter into this Agreement or to perform its obligations hereunder. Seller has obtained all authorizations, consents or approvals required to be obtained or performed by the Seller in order to complete the transactions contemplated by this Agreement.

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(c)	Title to Purchased Shares.

The Seller is the registered and beneficial owner of the Purchased Shares to be sold by the Seller to the Purchaser hereunder. The Seller has good and marketable title to such Purchased Shares, free and clear of all Encumbrances. No person has, or has any right capable of becoming, any agreement, option, understanding or commitment for the purchase or other acquisition from the Seller of any of the Purchased Shares.

(d)	Residence of Seller.

The Seller is not a “non-resident” of Canada within the meaning of the Income Tax Act.

(e)	No Finders’ Fee.

No broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and there is no brokerage commission, finders’ fee or similar fee payable by the Corporation or the Purchaser in connection therewith.

3.2	Representations and Warranties relating to the Corporation

The Seller represents and warrants to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated herein, including, without limitation, the purchase of the Purchased Shares:

(a)	Incorporation and Organization of the Corporation.

The Corporation is a corporation duly incorporated, organized and validly subsisting under the laws of Canada, and is in good standing under the laws of such jurisdiction.

(b)	Qualification.

To the Seller’s knowledge, the Corporation is duly qualified or licensed to carry on business in every jurisdiction in which the nature of the Business or the property owned or leased by the Corporation makes such qualification or license necessary, except where the failure to be so in any such case or taken together would not have a material adverse effect on the Corporation.

(c)          Shareholder Agreements. Other than as set forth in the Shareholders Agreement and the articles of the Corporation, as amended, the Seller is not a party to any Contract that relates to or affects the management of the Corporation or restricts the ability of the Corporation to issue securities or the ability of shareholders of the Corporation to freely transfer or alienate any outstanding securities of the Corporation or securities of the Corporation that may hereafter be issued, or that creates a voting trust, voting agreement, pooling agreement, drag-along, right of first refusal, pre-emptive right or proxy with respect to any of the outstanding securities of the Corporation or securities of the Corporation that hereafter may be issued.

(d)	Conflicting Instruments.

To the knowledge of the Seller, the consummation of the transactions contemplated herein will not conflict with, or result in the violation of, or a default under, any applicable law, rule or

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regulation, any of the terms and provisions of the articles or by-laws of the Corporation or of any Contract to which the Corporation is a party or by which it is bound, or cause the rights of any party (including any right to the vesting of purchase rights with respect to any outstanding securities or securities which hereafter may be issued) to any such Contract to accelerate according to the terms of such Contract.

(e)	Subsidiaries and Other Interests.

To the knowledge of the Seller, the Corporation has no subsidiaries, is not and has not been a partner in a partnership, is not and has not participated in any joint venture, and does not own, and has not agreed or become bound to acquire any securities issued by, or acquire any equity or ownership interest in, any other business or person. To the knowledge of the Seller, the Corporation is not subject to any obligation or requirement to provide funds to or to make any investment in any business or person by way of loan, capital contribution or otherwise.

(f)	Minute Books.

To the knowledge of the Seller, the minute books of the Corporation have been made available to the Purchaser or counsel to the Purchaser and contain all articles, by-laws and resolutions and a complete and accurate record of all meetings and actions of directors (and committees thereof) and shareholders of the Corporation since the Investment Date, and reflect all transactions referred to in such proceedings accurately up until the Closing Time. The share ledgers and registers of the Corporation are complete and reflect all issuances, transfers, repurchases and cancellations of shares in the capital of the Corporation.

(g)	Financial Statements.

The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and completely and accurately presents the financial position of the Corporation as at December 31, 2013 in respect of the Annual Financial Statements and as at the Interim Financial Statement Date in respect of the Interim Financial Statements, including, without limiting the generality of the foregoing, all liabilities of the Corporation of every nature and kind whether contingent, deferred or otherwise, including but not limited to all liabilities or provision for Taxes of any and every kind due or to become due as at such date. The Financial Statements are in all respects in accordance with the books and records of the Corporation. The books and records of the Corporation completely and accurately record all financial transactions of the Corporation in accordance with sound business and financial practice. There has not been, since December 31, 2013, any:

(i)	payment or satisfaction of any obligation or liability, absolute or contingent, other than current liabilities or obligations disclosed in the Financial Statements and current liabilities or obligations incurred since the Interim Financial Statement Date in the ordinary course of the business of the Corporation or in connection with the transactions contemplated by this Agreement;

(ii)	declaration, setting aside or payment of any dividend, redemption or repurchase of any outstanding shares, or any distribution by the Corporation of its properties or assets to its shareholders, other than salaries paid in the ordinary course;

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(iii)	material loss, destruction or damage to any property of the Corporation, whether or not insured;

(iv)	material change in any of the Corporation’s personnel or their terms and conditions of employment;

(v)	waiver of any valuable right, claim or debt owed to the Corporation;

(vi)	acquisition or disposition of any material asset (or any Contract or arrangement therefor) in excess of $100,000, or any other material transaction by the Corporation;

(vii)	authorization, agreement or commitment to do any of the foregoing; or

(viii)	to the knowledge of the Seller, Material Adverse Change.

(h)	Business in the Ordinary Course.

To the knowledge of the Seller, the Corporation has not carried on any business other than the Business since the Investment Date. To the knowledge of the Seller, the operations and Business of the Corporation between the Investment Date and the date hereof have been carried on in the ordinary course and, except as set forth in the Financial Statements, the Corporation has not incurred any obligation or liability out of the ordinary course.

(i)	Compliance With Laws.

To the knowledge of the Seller, the Corporation is conducting the Business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on, and is not in breach in any material respect of any such laws, rules or regulations except where the failure to be so in any such case or taken together would not have a material adverse effect on the Corporation.

(j)	Tax Matters.

The Corporation has duly filed all Tax Returns required to be filed by it. All such Tax Returns, and all materials accompanying such Tax Returns, are true, correct and complete in all material respects and contain accurate disclosure. The Corporation has paid all Taxes which are due and payable by it on or prior to the date hereof, and all governmental or municipal charges or levies, penalties, interest and fines in respect of such Taxes due and payable by it on or prior to the date hereof; to the extent required, adequate provisions have been made for all such Taxes, charges, levies, penalties, interest and fines payable for the current year for which Tax Returns are not yet filed; there is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Corporation, threatened, against the Corporation in respect of Taxes, governmental or municipal charges, levies or assessment, nor are there any matters under discussion with any governmental or municipal authority relating to Taxes, governmental or municipal charges, levies or assessment asserted by any such authority. The Corporation has withheld from each payment made to any of its officers, directors, employees, shareholders, creditors or other persons, all amounts which it is required by law to withhold or deduct and has duly remitted all amounts so withheld or deducted to the proper recipients thereof within the time periods and in the manner required by such laws.

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(k)	Property & Assets.

The Corporation has good and marketable title, or valid leasehold title pursuant to the leases described in Schedule 3.2(k) of the Disclosure Schedule, to all of its properties and assets, free and clear of all Encumbrances. All machinery and equipment included in such properties and assets is in good condition and repair except for reasonable wear and tear, and all leases of real or personal property to which the Corporation is a Party are fully effective and afford the Corporation peaceful and undisturbed possession of the subject matter of the lease. To the knowledge of the Seller, the Corporation is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties that is likely to impede the normal operation of the Business. The Corporation does not own any real property.

(l)	Liabilities and Debt Instruments.

Except as set forth in the Financial Statements or as may exist between the Corporation and members of the Purchaser Group, the Corporation does not have any liabilities, obligations or commitments (including, without limitation, indebtedness, Tax liabilities, guarantees, indemnifications, surety or similar obligations), whether accrued, absolute, contingent or otherwise. To the knowledge of the Seller, the Corporation is not a party to or bound by or subject to: (i) any bond, debenture, promissory note, credit facility or other Contract evidencing indebtedness for borrowed money; or (ii) any agreement, Contract to create, assume or issue any of the foregoing. To the knowledge of the Seller, the Corporation is not in default under any obligation (contingent or otherwise) in respect of borrowed money or pursuant to any Contract referred to above, and none of the Corporation’s debts or liabilities is guaranteed by any other person.

(m)	Employee Benefits.

The Corporation does not maintain any Benefit Plans.

(n)	Environmental, Health and Safety Matters.

To the knowledge of the Seller, the operations of the Corporation (as well as any property or assets of the Corporation whether or not used in carrying on of the Business) are not in, and have not been in, violation of any applicable laws, regulations, permits, licences, approvals, policies, guidelines or orders of any governmental or municipal authority relating to environmental, health or safety matters, including the release of hazardous substances.

(o)	Litigation.

To the knowledge of the Seller, there is no claim, action, law suit, proceeding, complaint, charge or investigation pending or threatened against the Corporation. The foregoing includes, without limitation, actions pending or, to the knowledge of the Seller, threatened, involving the prior employment or engagement, as applicable, of any of the employees or independent contractors of the Corporation, their use in connection with the Business of the Corporation of any information, creations or techniques allegedly proprietary to any of their former employers or other persons, or their obligations under any Contracts with prior employers or other persons. Neither the Corporation nor any of its employees, independent contractors, officers or directors, is a party to, or subject to the provisions of, any order, writs, injunction, judgment or decree of any court or governmental agency or instrumentality relating to the Corporation or the Business. The Corporation is not and has not been since the Investment Date engaged in any dispute with any present or former

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officers, directors, employees, independent contractors or shareholders. There is no action, suit or proceeding by the Corporation currently pending or, to the knowledge of the Seller, which the Corporation presently intends to initiate.

(p)	Stanford Agreement.

The Stanford Agreement: (i) is valid and binding upon the Corporation and, to the knowledge of the Seller, the other parties thereto; (ii) is in full force and effect; and (iii) has not been breached by the Corporation or, to the knowledge of the Seller, any other party thereto, nor is there any event or condition which, with the passage of time would constitute a material default or a material breach by the Corporation or any third party. No party to the Stanford Agreement has indicated to the Corporation, nor does the Seller have any reasonable basis to believe that any party to the Stanford Agreement shall indicate, that it intends to cancel, withdraw, modify or amend any of same. There is no consent or approval required from any party to the Stanford Agreement in order to complete the transactions contemplated by this Agreement. A true and complete copy of the Stanford Agreement has been delivered to the Purchaser or counsel for the Purchaser.

(q)	Insiders.

Except as set forth in Schedule 3.2(q) of the Disclosure Schedule, there are no Contracts between the Corporation and any of the Seller’s Insiders (other than Contracts of employment and share subscription agreements entered into in the ordinary course). Except for usual compensation paid in the ordinary course of business, consistent with past practice, the Corporation has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any of the Seller’s Insiders.

(r)	Employees.

(i)	The Corporation has no employees and only 1 independent contractor, who is Bill Dickie. The agreement governing the terms of the independent contractor’s services has been provided to the Purchaser. There has not been and there is not currently any material disagreement or other difficulties with any of the Corporation’s present or former employees or independent contractors. To the knowledge of the Seller, no officer or key employee of the Corporation has any present intention of terminating his or her services to the Corporation nor to the knowledge of the Seller does the Corporation have any present intention of terminating the service of any such person in each case, other than as contemplated herein.

(ii)	To the knowledge of the Seller, since the Investment Date no present or former employee or independent contractor of the Corporation is a party to or has violated any term of any employment contract, consulting agreement, non-competition or non-solicitation agreement, patent or other proprietary information agreement or similar Contract with, or any fiduciary duty in favour of, a former employer of such employee or independent contractor or any other third party. The Corporation has not received any notice from any third party alleging that such a violation has occurred. To the knowledge of the Seller, the

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continued employment or engagement by the Corporation of its present employees or contractors shall not result in any such violation.

(iii)	Since the Investment Date, there have been no claims of wrongful dismissal, or complaints, inquiries or claims made against the Corporation resulting from the violation or alleged violation of any applicable employment law or regulation, including any employment equity, human rights, health or safety law or regulation, or any agreement or arrangement with respect to Benefit Plans.

(iv)	Since the Investment Date, the Corporation has complied with all applicable federal, provincial, state and any other applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment, and there are no arrears in the payments of wages, withholding Taxes, Canada Pension Plan premiums, employment insurance premiums or other similar obligations.

(v)	The Corporation is not a party to any collective bargaining agreement and, to the Corporation’s knowledge, no organizational efforts to establish a collective bargaining or similar arrangement are presently being made with respect to any of its employees.

(vi)	The Corporation is not a party to and is not bound by any Contract for the: (A) employment of any employee that cannot be terminated without cause on provisions of notice limited to the minimum notice requirements under the Employment Standards Act, 2000 (Ontario), as amended; or (B) engagement of any independent contractor or consultant that cannot be terminated on less than sixty (60) days’ notice.

(s)	Material Information.

No representation or warranty by the Seller contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

3.3	Non-Waiver

The Purchaser and the Purchaser Group shall not have any recourse against the Seller in respect of facts or circumstances that are reflected in public filings of any member of the Purchaser Group or in respect of facts or circumstances of which any member of the Purchaser Group other than the Corporation had knowledge.

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Article 4
PURCHASER’S REPRESENTATIONS AND WARRANTIES

4.1	Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Seller as follows and acknowledges that the Seller is relying on such representations and warranties in connection with the transactions contemplated herein:

(a)	Incorporation of the Purchaser

The Purchaser is duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation and is in good standing under the laws of such jurisdiction. No proceedings have been taken or authorized by the Purchaser or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Purchaser or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Purchaser nor, to the knowledge of the Purchaser, have any such proceedings been threatened by any other person.

(b)	Authorization.

The Purchaser has all the necessary corporate or other power, authority and capacity to (i) own and operate its properties and assets; (ii) carry on its business as presently conducted and proposed to be conducted; (iii) purchase or acquire the Purchased Shares; and (iv) execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement, and the consummation of the transactions herein contemplated, has been duly authorized by all necessary corporate or other action of the Purchaser.

(c)	Charter Documents and By-laws, etc.

The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated, shall not conflict with or constitute a default under or result in the breach of: (i) any provision of the constating documents or any resolution of the directors or shareholders of the Purchaser (if applicable); or (ii) any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Purchaser.

(d)	Binding Obligation.

Upon due execution by the Seller and the Purchaser, this Agreement will constitute a legally valid and binding obligation of the Purchaser enforceable in accordance with its respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)	No Finders’ Fee.

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Seller.

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4.2	Non-Waiver

No investigation made by or on behalf of the Seller at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Purchaser in this Agreement.

Article 5
INDEMNIFICATION

5.1	Non-Merger and Exclusive Remedy

The representations, warranties, covenants and other obligations contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall not merge on Closing and, notwithstanding the Closing or any investigation made by any Party with respect thereto, shall continue in full force and effect until the dates specified in Section 5.4 hereof. All claims by any Party after the Closing in respect of such representations and warranties (but not, for greater certainty, any of such covenants and other obligations (which are intended to be continuing in nature)) shall be subject to the conditions and limitations set forth in this Article 5 and the rights of indemnity in this Article 5 shall be the sole and exclusive remedy of each Party in respect of such claims.

5.2	Indemnification by Seller

Subject to the limitations in Sections 5.4(a) and 5.4(b), the Seller shall indemnify, defend and save harmless the Purchaser from and against any and all Losses suffered or incurred by the Purchaser, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

(a)	any misrepresentation or breach of warranty made or given by the Seller in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement; or

(b)	any failure by the Seller to observe or perform any covenant or obligation contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement.

5.3	Indemnification by the Purchaser

Subject to limitations in Section 5.4(c), the Purchaser and Parent shall jointly and severally indemnify, defend and save harmless the Seller from and against any and all Losses suffered or incurred by it, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)	any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement;

(b)	any misrepresentation or breach in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement; or

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(c)	any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement, including any failure to pay any portion of the Purchase Price.

5.4	Time Limitations

(a)	Subject to Section 5.4(b), the Seller shall have no liability to the Purchaser for any Loss arising from any Claim relating to a breach of any representation or warranty by the Seller contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement unless the Purchaser gives notice to the Seller specifying in reasonable detail the factual basis of the Claim and a reasonable estimate of the amount thereof on or before that date which is two (2) years after the Closing Date.

(b)	Despite the provisions of Section 5.4(a):

(i)	notice with respect to Claims relating to Section 3.1(a) (Incorporation of the Seller.), Section 3.1(b) (Authorization of Transaction by Seller.), Section 3.1(c) (Title to Purchased Shares.) and Section 3.1(e) (No Finders’ Fee.) (collectively, the “Fundamental Representations”) may be given at any time after the Closing Date and prior to the 30th day following the expiration of all applicable statute of limitation periods (including all extensions thereof);

(ii)	the period to give notice with respect to Claims relating to Section 3.1(d) (Residence of Seller.) and 3.2(j) (Tax Matters.) shall be the date which is sixty (60) days following the expiration of the period during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable Tax Legislation in respect of any taxation year to which such representations and warranties extend could be issued (after giving effect to any extensions or waivers thereof), except in the case of claims for fraud, in which case, such representations and warranties shall not terminate and shall survive indefinitely; provided, any representation or warranty in respect of which indemnity may be sought under this Article 5, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.4 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

(c)	The Purchaser and Parent shall have no liability to the Seller for any Loss arising from any Claim relating to a breach of any representation or warranty contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement unless the Seller gives notice to the Purchaser or Parent specifying in reasonable

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detail the factual basis of the Claim and a reasonable estimate of the amount thereof on or before that date which is two (2) years after the Closing Date.

(d)	The covenants of each Party in this Agreement shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of the other Party in accordance with the terms hereof.

5.5	Limitations on Amount

(a)	The Seller shall not have any liability under Section 5.2(a) unless and until the aggregate of the Losses collectively, in respect of all Claims at any time asserted by the Purchaser pursuant to this Article 5, exceeds CHF 45,565, in which event the amount of all such Losses including such CHF 45,565 amount may be asserted.

(b)	The Seller shall not have any liability under Section 5.2(a) for any Claim resulting solely from any action or inaction on the part of any member of the Purchaser Group.

(c)	The Purchaser shall not have any liability under Section 5.3(a) unless and until the aggregate of the Losses in respect of all Claims at any time asserted by the Seller pursuant to this Article 5 exceeds CHF 45,565, in which event the amount of all such Losses including such CHF 45,565 amount may be asserted.

5.6	Limited Recourse

The aggregate liability of the Seller under Section 5.2(a) (other than with respect to a misrepresentation involving fraud) shall be limited to the Purchase Price paid or otherwise payable by the Purchaser to the Seller hereunder.

5.7	Notice of Third Party Claims

If an Indemnitee receives notice of the commencement or assertion of any Claim asserted against the Indemnitee that is paid or payable to, or claimed by, any person who is not a Party to this Agreement (a “Third Party Claim”), the Indemnitee shall give the Indemnitor reasonably prompt notice thereof, but in any event no later than thirty (30) days after receipt of such notice of such Third Party Claim. Such notice to the Indemnitor shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnitee.

5.8	Defence of Third Party Claims

The Indemnitor may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnitee not later than thirty (30) days after receiving notice of that Third Party Claim (the “Notice Period”). The Indemnitor’s right to do so shall be subject to the rights of any insurer or other Party who has potential liability in respect of that Third Party Claim. The Indemnitor shall pay all of its own expenses of participating in or assuming such defence. The Indemnitee shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnitor and may participate in such defence assisted by counsel of its own choice at its own expense. If the Indemnitee has not received notice within the Notice Period that the Indemnitor has

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elected to assume the defence of such Third Party Claim, the Indemnitee may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnitor shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnitee with respect to such Third Party Claim. If the Indemnitor elects to assume the defence of a Third Party Claim under this Section 5.8 or fails to assume the defence, the Indemnitor shall not have the right thereafter to contest its liability for such claim.

5.9	Assistance for Third Party Claims

The Indemnitor and the Indemnitee will use all reasonable efforts to make available to the person that is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

(a)	those employees and other persons whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party. The Indemnitor shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees or other persons made available by the Indemnitee to the Indemnitor hereunder, which expense shall not exceed the actual cost to the Indemnitee associated with such employees and other persons.

5.10	Settlement of Third Party Claims

If an Indemnitor elects to assume the defence of any Third Party Claim as provided in Section 5.8, the Indemnitor shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defence of such Third Party Claim following the receipt by the Indemnitee of notice of such assumption. However, if in the opinion of the Indemnitee, acting reasonably, there is a conflict between the interests of the Indemnifying Party and the interests of the Indemnitee with respect to such Third Party Claim, or if the Indemnitor fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnitee that the Indemnitee believes on reasonable grounds that the Indemnitor has failed to take such steps, the Indemnitee may, at its option, elect to assume the defence of and to negotiate, settle or compromise the Third Party Claim assisted by counsel of its own choosing and the Indemnitor shall also be liable for all reasonable costs and expenses paid or incurred in connection therewith. The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement of a Third Party Claim, which would lead to liability or create any other obligation, financial or otherwise, on the Indemnitee.

5.11	Direct Claims

Any Claim other than a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnitee becomes aware of such Direct Claim. The Indemnitee shall make available to the

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Indemnitor the information relied upon by the Indemnitee to substantiate its right to be indemnified hereunder, together with such other information as the Indemnitor may reasonably request. The Indemnitor shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) day period (or any mutually agreed upon extension thereof), the Indemnitor shall be deemed to have rejected such Direct Claim, and in such event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee.

5.12	Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

5.13	Set-off

The Purchaser shall be entitled to set-off the amount of any Loss for which indemnification is sought under Section 5.2 once finally determined in accordance with this Article 5 as damages or by way of indemnification against any other amounts payable by the Purchaser to the Seller pursuant to this Agreement.

5.14	Reductions and Subrogation

If the amount of any Loss at any time subsequent to the making of any payment on account of any Loss required to paid pursuant to this Article 5 (an “Indemnity Payment”) in respect of that Loss is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), shall promptly be repaid by the Indemnitee to the Indemnitor. Upon making a full Indemnity Payment, the Indemnitor shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an affiliate of the Indemnitee in respect of the Loss to which the Indemnity Payment relates. Until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnitor against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnitee and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

5.15	Tax Effect

If any Indemnity Payment received by an Indemnitee would constitute taxable income or be subject to a tax benefit to such Indemnitee, the Indemnitor shall pay to the Indemnitee at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment an additional or lesser amount, as the case may be, to place the Indemnitee in the same after-tax position as it would have been if the Indemnity Payment had been received without the tax deduction or benefit.

5.16	Additional Rules and Procedures

The Indemnitee and the Indemnitor shall co-operate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying

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copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who shall keep himself informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.

Article 6
CLOSING ARRANGEMENTS

6.1	Date, Place and Time of Closing

The Closing shall take place at the offices of Dentons Canada LLP, located at Suite 1420, 99 Bank Street, Ottawa, Ontario K1P 1H4 at the Closing Time on the Closing Date, or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.

6.2	Closing Deliveries of the Seller

At the Closing Time, the Seller shall deliver or cause to be delivered to the Purchaser, the following:

(a)	a transfer by the Seller to the Purchaser (or as the Purchaser may otherwise direct) of the Purchased Shares, or certificates representing the Purchased Shares duly endorsed for transfer to the Purchaser (or as the Purchaser may otherwise direct);

(b)	all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of the Seller and the Corporation required to effectively carry out the obligations of the Seller pursuant to this Agreement;

(c)	duly executed resignation effective as at the Closing Time of each resigning Seller nominee director of the Corporation;

(d)	releases from the Seller and Bill Dickie of all Claims they may have against the Corporation as at the Closing Time in a form acceptable to the Seller, acting reasonably;

(e)	a consulting agreement between the Corporation and WJD Associates Inc., in form and substance satisfactory to the Purchaser signed by Bill Dickie on behalf of WJD Associates Inc.;

(f)	written consent of the Seller to the termination of that certain Unanimous Shareholders Agreement made as of December 6, 2010, as amended (the “Shareholders Agreement”).

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6.3	Closing Deliveries of the Purchaser

At the Closing Time, the Purchaser shall deliver or cause to be delivered to the Seller, the following:

(a)	all documentation and other evidence reasonably requested by the Seller in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and shareholders of the Purchaser and the Corporation required to effectively carry out the obligations of the Purchaser pursuant to this Agreement;

(b)	the consulting agreement between the Corporation, Bill Dickie and WJD Associates Inc., signed by the Corporation; and

(c)	documentation, satisfactory to the Seller, evidencing the termination of the Shareholders Agreement.

Article 7
GENERAL

7.1	Further Assurances

Each Party shall execute and deliver such further documents, instruments of conveyance and transfer and take such additional action as the other Parties may reasonably request to confirm or evidence the transfer of the Purchased Shares or to otherwise carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.2	Costs and Expenses

Unless otherwise specified, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

7.3	Public Announcements

No public announcement or press release concerning the purchase and sale of the Purchased Shares shall be made by the Purchaser or the Seller without the consent and approval of the other Party; provided, however, that each of the Parties shall be permitted to disclose the transactions contemplated by this Agreement to each of such Party’s direct or indirect shareholders, members or partners, as applicable, to the extent required by law or in a manner consistent with such Party’s past practices.

7.4	Assignment

Except as provided in this Section 7.4, neither this Agreement nor any of the rights, benefits or obligations under this Agreement are assignable or transferable by either Party without the prior written consent of the other Party which consent shall not be unreasonably withheld. The Purchaser may assign its rights, benefits and obligations under this Agreement, in whole or in part, to

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any person that acquires all or substantially all of the assets of the Purchaser or acquires a majority of the Purchaser’s issued and outstanding voting securities, whether by way of take-over bid, amalgamation, arrangement, merger or otherwise.

7.5	Notices

Any demand, notice or other communication to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery, by courier or by transmittal by fax or e-mail addressed as follows:

(a)	if to the Purchaser, to:

20 rue Diesel

01630 Saint Genis Pouilly,

France

Facsimile:	+33 4 50 99 30 71
Attention:	Stefano Buono, CEO of AAA
E-Mail:	stefano.buono@adacap.com

with a copy to:

Dentons Canada LLP

99 Bank Street, Suite 1420

Ottawa ON K1P 1H4

Facsimile:	(613) 783-9690
Attention:	Thomas A. Houston
E-Mail:	tom.houston@dentons.com

(b)	if to the Seller, to:

9 Hansen Avenue,

Kanata, Ontario K2K 2L9

Facsimile:	(613) 212-8990
Attention:	Chief Executive Officer
E-Mail:	bdickie@atreuspharma.com

with a copy to:

LaBarge Weinstein LLP
800-515 Legget Drive
Ottawa ON K2K 3G4

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Facsimile:	(613) 599-0018
Attention:	Estelle Duez
E-Mail:	eduez@lwlaw.com

or to such other address, fax number, e-mail address or individual as may be designated by notice by any Party to the others. Any demand, notice or other communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by courier, on the second (2nd) business day following the deposit thereof with the courier and, if made or given by fax or e-mail, on the day of transmittal thereof or if the day of transmittal is not a business day, the next business day following the date of transmittal thereof (provided the original copy is immediately forwarded by courier).

7.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to the province’s conflict of law provisions, and each of the Parties hereto irrevocably agrees to submit to the exclusive jurisdiction of the courts of such province located in Ottawa, Ontario for and in connection with any proceedings relating to this Agreement.

7.7	Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.8	Amendment and Waiver

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written agreement signed by the Parties. Any waiver of any of the provisions of this Agreement will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).

7.9	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth or contemplated in this Agreement.

7.10	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

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7.11	Counterparts and Execution by Electronic Means

This Agreement may be executed by the Parties in separate counterparts, each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile or PDF and the delivery by facsimile or PDF of signed copies of this Agreement shall constitute and be deemed to be delivery of the original signatures of the Parties.

The remainder of this page is intentionally left blank.

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IN WITNESS WHEREOF the Parties have executed this Agreement on and as of the day first above written.

AAA INTERNATIONAL S.A.

By:	/s/ Gérard Ber
Name: Gérard Ber
Title: Chief Executive Officer

ADVANCED ACCELERATOR APPLICATIONS S.A.

By:	/s/ Stefano Buono
Name: Stefano Buono
Title: Chief Executive Officer

7329563 CANADA INC.

By:	/s/ William J. Dickie
Name: William J. Dickie
Title: Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

SCHEDULE “A”

Annual Financial Statements

See attached.

SCHEDULE “B”

Interim Financial Statements

See attached.

SCHEDULE “C”

Disclosure Schedule

See attached.